Exhibit 16.1

DRAKEFORD
&
DRAKEFORD
CERTIFIED PUBLIC ACCOUNTANTS
A LIMITED LIABILITY CORPORATION

601 Jefferson Davis Hwy #201	Telephone: 540-361 -7091
Fredericksburg, VA 22401

July 28, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent registered public accounting firm for Spongetech Delivery Systems, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated July 28, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Drakeford & Drakeford, LLC
Drakeford & Drakeford, LLC